UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 27, 2010

The Wilber Corporation
(Exact name of registrant as specified in its charter)

New York	001-31896	15-6018501
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

245 Main Street, Oneonta, New York 13820
(Address of principal executive offices)

Registrant’s telephone number, including area code: (607) 432-1700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

    (b)   On August 27, 2010, the Board of Directors of Wilber National Bank (the “Bank”), the wholly-owned subsidiary of The Wilber Corporation (the “Corporation”) approved the appointment of Alfred S. Whittet as Interim President and Chief Executive Officer of the Bank, effective August 27, 2010.

    Mr. Whittet, age 67, has extensive experience in managing Bank and Company operations, and in managing the loan and credit functions and personnel.  He served as President and Chief Executive Officer of the Company from 1998 until his retirement effective January 2, 2006. Mr. Whittet held various positions with the Bank after joining the institution in 1972, including Chief Executive Officer and Vice Chairman of the Bank in 2005, President and Chief Executive Officer of the Bank from 1998 through 2004, President and Chief Operating Officer of the Bank from 1986 to 1998, and Executive Vice President, Secretary and Vice President.  He has been a Director of the Bank since 1986 and of the Company since December 1997.  Mr. Whittet has been serving in the role of Vice Chairman of the Bank’s Board since January 2005 and, since January 2, 2010, has served as the Chairman of the Bank’s Loan and Investment Committee.  Additional details regarding Mr. Whittet’s experience and background are included in the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 23, 2010.

    The Bank and Mr. Whittet have entered into an oral agreement for Mr. Whittet to be compensated as Interim President and Chief Executive Officer on a prorated basis for actual hours worked, based on annual compensation of $300,000.00, without any employee benefits.

    A press release regarding Mr. Whittet’s appointment as Interim President and Chief Executive Officer of the Bank is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(c)               Exhibits.

Exhibit
No.	Description

99.1	Press release, dated August 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WILBER CORPORATION
(Registrant)

/s/ Joseph E. Sutaris
Joseph E. Sutaris
Executive Vice President, Chief Financial Officer, Secretary, Treasurer
Date: August 31, 2010